EXHIBIT 99.1

Company Contacts:
Robert J. Lollini

Betsy Truax

President & CEO	Investor Relations Consultant
(801) 975-1191	(801) 975-1191, ext. 411
www.iomed.com	info@iomed.com

IOMED Reports Second Quarter Fiscal 2005 Results

Dealer Restructuring Impacts Quarterly Sales, YTD Net Income Improves 10%

Salt Lake City, UT (January 24, 2005) – IOMED, Inc. (AMEX:IOX) today reported financial results for the second quarter ended December 31, 2004. Second quarter and year-to-date sales were below the prior-year. However, improvements were reported in year-to-date net income, cash flow and working capital.

Second Quarter Results

For the quarter ended December 31, 2004, sales were $2,589,000 compared with $3,010,000 a year ago. Second quarter sales were negatively affected by a reduction in inventory levels carried by certain of the Company’s dealers. Additionally, sales were impacted by a reduction in the Company’s average selling prices due, in part, to the effect of dealer incentive programs implemented last year. Gross margins remained fairly consistent compared to previous quarters due to improved operating efficiencies and the beneficial effects of the renegotiated facility lease.

Total operating expenses of $1,596,000 were down 6% from the prior-year quarter. Selling, general and administrative expenses decreased almost 6%, and research and new product development expenses declined slightly compared with the second quarter of fiscal 2004.

IOMED reported net income of $37,000 or nil per diluted share, for the second fiscal quarter of 2005 compared with net income of $213,000, or $0.03 per diluted share, for the second fiscal quarter of 2004.

Six-Month Results

Fiscal 2005 year-to-date sales were $5,606,000, down 5% from the comparable period in fiscal 2004. Unit volumes remained consistent with the prior year; however, average selling prices were down due to the effects of the dealer incentive program introduced last fiscal year, and to factors relating to the restructuring of the Company’s distribution network. Gross margin was 62% during the current period compared with 63% for the same period last year.

IOMED reported net income of $363,000, or $0.05 per diluted share, for the first half of fiscal 2005, compared with net income of $330,000, or $0.04 per diluted share, in the comparable prior-year period.

The Company generated operating cash flow of $651,000 during the first half of fiscal 2005. Since June 30, 2004, working capital has increased $560,000 to $8.7 million, while long-term debt was reduced to $1.1 million and shareholders’ equity increased $363,000 to $9.8 million. Total cash, including restricted cash, as of December 31, 2004 was $8.7 million.

Looking Forward

“As anticipated, second quarter sales were impacted by a reduction in inventory levels carried by certain dealers. These inventory adjustments are primarily a result of the restructuring of our dealer network, which we initiated in the fourth quarter of fiscal 2004,” said Mr. Robert J. Lollini, President and CEO. “At the present time, orders from those dealers who adjusted their inventories have improved, but have not returned to previous levels. Additionally, sales orders for the Company’s new products remain stronger than our original estimates. With the changing market environment, our continuing efforts to build stronger business relationships with our long-term distribution partners may benefit from further support of our dealer incentive programs.”

“We have reported 10 consecutive quarters of net income, generating a cumulative total of over $2 million of net income. The operating efficiencies initiated over the last three years continue to produce positive results for us and help offset the effects of our dealer restructuring. Reduced operating costs have enabled us to produce greater cash flow and report a 10% improvement in net income for the first six months of fiscal 2005. We continue to explore opportunities to expand our iontophoresis technology into other medical markets. Through the successful expansion of our technology into other therapeutic applications and markets, we can mitigate the effect of short-term fluctuations that we may experience in any particular market,” Mr. Lollini said.

IOMED is a leader in developing, manufacturing and marketing active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a provider of quality, innovative non-invasive medical products that improve patient healthcare. IOMED seeks to accomplish this by expanding its product line, distributing new products, developing strategic partnerships, and through acquisition.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED’s beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED’s filings with the Securities Exchange Commission, including Forms 10-K, 10-Q and 8-K.

—TABLES FOLLOW—

CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Product sales	$2,589,000	$3,010,000	$5,606,000	$5,932,000
Cost of products sold	976,000	1,116,000	2,120,000	2,220,000
Gross profit	1,613,000	1,894,000	3,486,000	3,712,000

Operating costs and expenses:
Selling, general and administrative	1,374,000	1,459,000	2,658,000	2,899,000
Research and development	222,000	242,000	488,000	508,000
Total operating costs and expenses	1,596,000	1,701,000	3,146,000	3,407,000

Operating income	17,000	193,000	340,000	305,000

Other income (expense):
Interest expense	(33,000)	(41,000)	(69,000)	(91,000)
Interest and other income, net	53,000	61,000	92,000	116,000

Net income	$37,000	$213,000	$363,000	$330,000

Income per share:
Basic	$0.01	$0.03	$0.06	$0.05
Diluted	$0.00	$0.03	$0.05	$0.04

Shares used in the computation of income per share:
Basic	6,585,000	6,545,000	6,585,000	6,545,000
Diluted	7,696,000	7,659,000	7,673,000	7,581,000

Consolidated Balance Sheet

	December 31, 2004	June 30, 2004
	(unaudited)	(audited)
Cash and cash equivalents	$7,813,000	$7,338,000
Working capital, net	$8,733,000	$8,173,000
Restricted cash	$889,000	$1,062,000
Total assets	$12,309,000	$12,511,000
Long-term obligations	$1,090,000	$1,368,000
Accumulated deficit	$(31,794,000)	$(32,157,000)
Shareholders’ equity	$9,806,000	$9,443,000

CONDENSED CONSOLIDATED STATEMENTS

OF CASH FLOWS

	Six Months Ended December 31,
	2004	2003
	(unaudited)
Cash flows from operating activities
Net income	$363,000	$330,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	334,000	507,000
Changes in operating assets and liabilities:
Accounts receivable	180,000	157,000
Inventories	20,000	124,000
Prepaid expenses	2,000	26,000
Trade accounts payable	(309,000)	(402,000)
Other accrued liabilities	61,000	(131,000)
Net cash provide by operating activities	651,000	611,000

Cash flows from investing activities
Purchases of equipment and furniture	(32,000)	(70,000)

Cash flows from financing activities
Change in restricted cash balance	173,000	190,000
Payments on long-term obligations	(317,000)	(297,000)
Net cash used in financing activities	(144,000)	(107,000)

Net increase in cash and cash equivalents	475,000	434,000

Cash and cash equivalents at beginning of period	7,338,000	5,921,000

Cash and cash equivalents at end of period	$7,813,000	$6,355,000

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